Exhibit 99.1

CONTACT:
Debra McConnell	FOR IMMEDIATE RELEASE
Global Communications	Wednesday, February 26, 2025
(508) 390-2323

THE TJX COMPANIES, INC. REPORTS Q4 AND FY25 RESULTS; Q4 COMP STORE SALES UP 5%, PRETAX PROFIT MARGIN OF 11.6%, AND DILUTED EPS OF $1.23 ALL WELL ABOVE PLAN; EXPECTS TO INCREASE DIVIDEND BY 13% AND BUY BACK $2.0 TO $2.5 BILLION OF STOCK IN FY26

•Q4 consolidated comparable store sales increased 5%, well above the Company’s plan, and were driven by an increase in customer transactions
•Q4 pretax profit margin of 11.6%, well above the Company’s plan
•Q4 diluted earnings per share of $1.23, well above the Company’s plan
•Full year FY25 consolidated comparable store sales increased 4%, above the Company’s plan, and were entirely driven by an increase in customer transactions
•FY25 pretax profit margin of 11.5%, well above the Company’s plan
•FY25 diluted earnings per share of $4.26, well above the Company’s plan
•Q4 and full year FY25 pretax profit margin benefitted from lower inventory shrink expense
•Returned $4.1 billion to shareholders in FY25 through share repurchases and dividends
•Provides Q1 and full year FY26 guidance

Framingham, MA – The TJX Companies, Inc. (NYSE: TJX), the leading off-price apparel and home fashions retailer in the U.S. and worldwide, today announced sales and operating results for the fourth quarter and fiscal year ended February 1, 2025.

Net sales for the 13-week fourth quarter of Fiscal 2025 were $16.4 billion, flat versus the 14-week fourth quarter of Fiscal 2024. Fourth quarter Fiscal 2025 consolidated comparable store sales increased 5%. For the 13-week fourth quarter of Fiscal 2025, net income was $1.4 billion and diluted earnings per share were $1.23, up 1% versus $1.22 in the 14-week fourth quarter of Fiscal 2024. Fourth quarter Fiscal 2025 diluted earnings per share increased 10% versus last year’s adjusted diluted earnings per share of $1.12, which excluded an estimated benefit of $.10 from the extra week in the Company’s fourth quarter Fiscal 2024 calendar.

For the 52-week fiscal year ended February 1, 2025, net sales were $56.4 billion, an increase of 4% versus the 53-week Fiscal 2024 year. Fiscal 2025 consolidated comparable store sales increased 4%. For the 52-week Fiscal 2025 year, net income was $4.9 billion and diluted earnings per share were $4.26, up 10% versus $3.86 in the 53-week Fiscal 2024 year. Full year Fiscal 2025 diluted earnings per share increased 13% versus full year Fiscal 2024 adjusted diluted earnings per share of $3.76, which excluded an estimated benefit of $.10 from the extra week in the Company’s Fiscal 2024 calendar.

CEO and President Comments

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “I am very proud of the performance of our hard-working Associates in 2024. We delivered outstanding top-and bottom-line results that exceeded our guidance for the year. We surpassed $56 billion in annual sales, drove a 4% comparable store sales increase, significantly increased profitability, and opened our 5,000th store during the year. Further, each of our divisions saw strong, consistent full year comp store sales growth of 4% or above. Our fourth quarter sales, profitability, and earnings per share were all well above our expectations. I am particularly pleased that our overall comp store sales growth of 5% for the quarter was due to strong increases in comp sales and customer transactions at every division. Throughout the year, we offered our wide range of customers compelling values on good, better, and best brands and on-point fashions, and an exciting treasure-hunt shopping experience. As we begin a new year, we are confident that remaining focused on the off-price fundamentals of our great company will continue to serve us well, as it has over many decades, and as always, we will strive to beat our plans. Longer term, we see many opportunities to successfully grow our business and deliver value to even more consumers around the world.”

Comparable Store Sales by Division

The Company’s comparable store sales by division for fourth quarter and full year Fiscal 2025 and Fiscal 2024 were as follows:

Fourth Quarter Comparable Store Sales[1]
	FY2025	FY2024

Marmaxx (U.S.)[2]	+4%	+5%
HomeGoods (U.S.)[3]	+5%	+7%
TJX Canada	+10%	+6%
TJX International (Europe & Australia)	+7%	+3%

TJX	+5%	+5%

Full Year Comparable Store Sales[1]
	FY2025	FY2024

Marmaxx (U.S.)[2]	+4%	+6%
HomeGoods (U.S.)[3]	+4%	+3%
TJX Canada	+5%	+3%
TJX International (Europe & Australia)	+4%	+3%

TJX	+4%	+5%
1Comparable store sales excludes e-commerce. 2Includes TJ Maxx, Marshalls, and Sierra stores. 3Includes HomeGoods and Homesense stores.

Net Sales by Division

The Company’s net sales by division for fourth quarter and full year Fiscal 2025 and Fiscal 2024 were as follows:

	Fourth Quarter Net Sales ($ in millions)[1]		Fourth Quarter FY2025 Reported Sales Growth	Fourth Quarter FY2025 Sales Growth on a Constant Currency Basis[2]
	FY2025 (13-week basis)	FY2024 (14-week basis)

Marmaxx (U.S.)[3]	$9,971	$10,037	-1%	N.A.
HomeGoods (U.S.)[4]	$2,851	$2,805	+2%	N.A.
TJX Canada	$1,450	$1,468	-1%	+4%
TJX International (Europe & Australia)[5]	$2,078	$2,101	-1%	0%

TJX	$16,350	$16,411	0%	0%

	Full Year Net Sales ($ in millions)[1]		Full Year FY2025 Reported Sales Growth	Full Year FY2025 Sales Growth on a Constant Currency Basis[2]
	FY2025 (52-week basis)	FY2024 (53-week basis)

Marmaxx (U.S.)[3]	$34,604	$33,413	+4%	N.A.
HomeGoods (U.S.)[4]	$9,386	$8,990	+4%	N.A.
TJX Canada	$5,189	$5,046	+3%	+5%
TJX International (Europe & Australia)[5]	$7,181	$6,768	+6%	+5%

TJX	$56,360	$54,217	+4%	+4%
1Net sales in TJX Canada and TJX International include the impact of foreign currency exchange rates. 2Reflects net sales adjusted for the impact of foreign currency; see Impact of Foreign Currency Exchange Rates, below. 3Includes TJ Maxx, Marshalls, and Sierra stores as well as their e-commerce sites. 4Includes HomeGoods and Homesense stores (and homegoods.com for FY2024 only). 5Includes TK Maxx and Homesense stores, as well as TK Maxx e-commerce sites in Europe.

Q4 Fiscal 2025 Margins

For the 13-week fourth quarter of Fiscal 2025, the Company’s pretax profit margin was 11.6%, up 0.4 percentage points versus last year’s 14-week fourth quarter pretax profit margin of 11.2%. Fourth quarter pretax profit margin was up 0.7 percentage points versus last year’s adjusted pretax profit margin of 10.9%, which excluded an estimated 0.3 percentage point benefit from the extra week in the Company’s fourth quarter Fiscal 2024 calendar.

The Company’s fourth quarter Fiscal 2025 pretax profit margin was above the high-end of its plan by 0.7 percentage points, primarily driven by lower than expected inventory shrink expense as well as expense leverage on the above-plan sales, partially offset by higher incentive compensation accruals.

Gross profit margin for the 13-week fourth quarter of Fiscal 2025 was 30.5%, up 0.7 percentage points versus last year’s 14-week fourth quarter gross profit margin of 29.8%. Fourth quarter gross profit margin was up 1.0 percentage points versus last year’s adjusted gross profit margin of 29.5%, which excluded an estimated 0.3 percentage point benefit from the extra week in the Company’s fourth quarter Fiscal 2024 calendar. This year-over-year increase was primarily driven by lower inventory shrink expense and strong markon.

Selling, general and administrative (SG&A) costs as a percent of sales for the fourth quarter of Fiscal 2025 were 19.2%, a 0.3 percentage point increase versus last year’s 18.9%. This year-over-year increase was due to incremental store wage and payroll costs.

Net interest income for the fourth quarter of Fiscal 2025 was neutral to pretax profit margin versus the prior year.

Full Year Fiscal 2025 Margins

For the 52-week Fiscal 2025 year, the Company’s pretax profit margin was 11.5%, up 0.5 percentage points versus last year’s 53-week pretax profit margin of 11.0%. Full year Fiscal 2025 pretax profit margin was up 0.6 percentage points versus last year’s adjusted pretax profit margin of 10.9%, which excluded an estimated 0.1 percentage point benefit from the extra week in the Company’s Fiscal 2024 calendar.

Gross profit margin for the 52-week Fiscal 2025 year was 30.6%, up 0.6 percentage points versus last year’s 53-week gross profit margin of 30.0%. Full year Fiscal 2025 gross profit margin was up 0.7 percentage points versus last year’s adjusted gross profit margin of 29.9%, which excluded an estimated 0.1 percentage point benefit from the extra week in the Company’s Fiscal 2024 calendar. Lower inventory shrink expense resulted in a 0.2 percentage point benefit to full year Fiscal 2025 gross profit margin.

Selling, general and administrative (SG&A) costs as a percent of sales for full year Fiscal 2025 were 19.4%, a 0.1 percentage point increase versus last year’s 19.3%.

Net interest income for full year Fiscal 2025 was neutral to pretax profit margin versus the prior year.

Inventory

Total inventories as of February 1, 2025 were $6.4 billion, compared to $6.0 billion at the end of Fiscal 2024. Consolidated inventories on a per-store basis as of February 1, 2025, including distribution centers, but excluding inventory in transit, the Company’s e-commerce sites, and Sierra stores, were up 1% on both a reported and constant currency basis versus last year. The constant currency basis reflects inventory adjusted for the impact of foreign currency exchange rates, if any, as described below. The Company enters the new fiscal year in an excellent inventory position and is set up well to take advantage of the outstanding availability in the marketplace and flow fresh assortments to its stores and online this spring.

Cash and Shareholder Distributions

For the fourth quarter of Fiscal 2025, the Company generated $2.7 billion of operating cash flow. For the full year Fiscal 2025, the Company generated $6.1 billion of operating cash flow and ended the year with $5.3 billion of cash.

During the fourth quarter of Fiscal 2025, the Company returned a total of $1.3 billion to shareholders. The Company repurchased 6.9 million shares of TJX stock for a total of $853 million and paid $421 million in shareholder dividends during the quarter.

In Fiscal 2025, the Company returned a total of $4.1 billion to shareholders which includes repurchasing a total of $2.5 billion of TJX stock, retiring 22.3 million shares, and paying $1.6 billion in shareholder dividends.

With continued strong cash flow, the Company announced today that it intends to increase the regular quarterly dividend on its common stock expected to be declared in March 2025 and payable in June 2025 to $.425 per share, subject to the approval of the Company’s Board of Directors. This would represent a 13% increase over the most recent per share dividend.

The Company is also announcing today its plan to repurchase approximately $2.0 to $2.5 billion of TJX stock during the fiscal year ending January 31, 2026. With $1.1 billion remaining at Fiscal 2025 year end under the Company’s existing stock repurchase program, the Company’s Board of Directors approved a new stock repurchase program that authorizes the repurchase of up to an additional $2.5 billion of TJX common stock from time to time. The new authorization represents approximately 1.8% of the Company’s outstanding shares at current prices. The new stock repurchase program marks the 25th program approved by the Board since 1997. Under the Company’s repurchase programs, share repurchases may be made from time to time in market or private transactions and may include derivative transactions. The repurchase program announced today has no time limit and may be suspended or discontinued at any time. The Company may adjust the amount purchased under this program up or down depending on various factors. The Company remains committed to returning cash to its shareholders while continuing to invest in the business to support the near- and long-term growth of TJX.

Full Year and First Quarter Fiscal 2026 Outlook

For the full year Fiscal 2026, the Company is planning consolidated comparable store sales to be up 2% to 3%. The Company is planning full year Fiscal 2026 pretax profit margin to be in the range of 11.3% to 11.4%, down 0.1 to 0.2 percentage points versus the prior year’s 11.5%. The Company is planning full year Fiscal 2026 diluted earnings per share to be in the range of $4.34 to $4.43, which would represent a 2% to 4% increase over the prior year’s $4.26. The Company’s full year Fiscal 2026 outlook reflects an assumption that unfavorable foreign currency exchange rates and transactional foreign exchange would have an approximately 0.2 percentage point negative impact to pretax profit margin and an approximately 3% negative impact to earnings per share growth.

For the first quarter of Fiscal 2026, the Company is planning consolidated comparable store sales to be up 2% to 3%. The Company is planning first quarter Fiscal 2026 pretax profit margin to be in the range of 10.0% to 10.1%, down 1.0 to 1.1 percentage points versus the prior year’s 11.1%. The Company is planning first quarter Fiscal 2026 diluted earnings per share to be in the range of $.87 to $.89, which would represent a 4% to 6% decrease versus the prior year’s $.93.

The Company’s first quarter Fiscal 2026 pretax profit margin and diluted earnings per share outlook is planned lower than the Company’s outlook for the last nine months of the year primarily due to a benefit from lower incentive compensation accruals planned in the last nine months of Fiscal 2026, a lapping of a benefit from a reserve release in the first quarter of Fiscal 2025, and the expected timing of certain expenses.

The Company’s first quarter and Fiscal 2026 outlook implies that in the last nine months of Fiscal 2026, consolidated comparable store sales would be up 2% to 3%, pretax profit margin would be in the range of 11.6% to 11.7%, flat to up 0.1 percentage point versus the prior year, and diluted earnings per share would be in the range of $3.47 to $3.54, up 4% to 6% versus the prior year.

Stores by Concept

During the fiscal year ended February 1, 2025, the Company increased its store count by 131 stores overall to a total of 5,085 stores and increased square footage by 2% versus the prior year.

	Store Locations[1] FY2025		Gross Square Feet FY2025 (in millions)
	Beginning	End	Beginning	End

In the U.S.:
TJ Maxx	1,319	1,333	35.7	36.0
Marshalls	1,197	1,230	33.7	34.4
HomeGoods	919	943	21.4	22.1
Sierra	95	117	2.0	2.4
Homesense	55	72	1.5	2.0
In Canada:
Winners	302	307	8.2	8.4
HomeSense	158	160	3.7	3.8
Marshalls	106	109	2.8	2.9
In Europe:
TK Maxx	644	655	17.9	18.1
Homesense	79	75	1.5	1.4
In Australia:
TK Maxx	80	84	1.7	1.7

TJX	4,954	5,085	130.1	133.2
1Store counts above include both banners within a combo or a superstore.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates. Given the global operations of the Company, to facilitate comparability, the Company has provided sales growth and inventory on a constant currency basis, which assumes a constant exchange rate between periods for translation based on the rate in effect for the prior period.

The movement in foreign currency exchange rates had a neutral impact on the Company’s net sales growth in the fourth quarter of Fiscal 2025 versus the prior year. The overall net impact of foreign currency exchange rates was neutral on fourth quarter Fiscal 2025 diluted earnings per share.

The movement in foreign currency exchange rates had a neutral impact on the Company’s net sales growth in Fiscal 2025 versus the prior year. The overall net impact of foreign currency exchange rates had a $.01 positive impact on full year Fiscal 2025 diluted earnings per share.

A table detailing the impact of foreign currency on TJX’s net sales, pretax profit margins, as well as those of its international businesses, can be found in the Investors section of TJX.com.

The foreign currency exchange rate impact to diluted earnings per share does not include the impact currency exchange rates have on various transactions, which the Company refers to as “transactional foreign exchange.”

About The TJX Companies, Inc.

The TJX Companies, Inc., a Fortune 100 company, is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. Our mission is to deliver great value to customers every day. We do this by offering a rapidly changing assortment of quality, fashionable, brand name, and designer merchandise at prices generally 20% to 60% below full-price retailers’ regular prices on comparable merchandise. We operate over 5,000 stores across nine countries, including TJ Maxx, Marshalls, HomeGoods, Homesense, and Sierra in the U.S.; Winners, HomeSense, and Marshalls in Canada; TK Maxx and Homesense in Europe, and TK Maxx in Australia. We also operate e-commerce sites for TJ Maxx, Marshalls, and Sierra in the U.S. and three sites for TK Maxx in Europe. Our value mission extends to our corporate responsibility efforts, which are focused on supporting our Associates, giving back in the communities we serve, the environment, and operating responsibly. Additional information about TJX’s press releases, financial information, and corporate responsibility are available at TJX.com.

Fourth Quarter and Full Year Fiscal 2025 Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call to discuss the Company’s fourth quarter and full year Fiscal 2025 results, operations, and business trends. A real-time webcast of the call will be available to the public at TJX.com. A replay of the call will also be available by dialing (866) 367-5577 (toll free) or (203) 369-0233 through Tuesday, March 4, 2025, or at TJX.com.

Non-GAAP Financial Information

The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). However, management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods and between results in prior periods and expectations for future periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that affect overall comparability. Non-GAAP financial measures used in this press release include sales growth on a constant currency basis, inventory on a constant currency basis, adjusted pretax profit margin, adjusted gross profit margin, and adjusted diluted earnings per share. The Company uses these non-GAAP financial measures for business planning purposes, to consider underlying trends of its business, and in measuring its performance relative to others in the market, and believes presenting these measures also provides information to investors and others for understanding and evaluating trends in the Company’s operating results or measuring performance in the same manner as the Company’s management. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The use of these non-GAAP financial measures may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of TJX.com after they are no longer available by telephone, as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at TJX.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

Various statements made in this release are forward-looking, and are inherently subject to a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements, including, among others, statements regarding the Company’s anticipated operating and financial performance, business plans and prospects, dividends and share repurchases, and first quarter, last nine months, and full year Fiscal 2026 outlook. These statements are typically accompanied by the words “aim,” “anticipate,” “aspire,” “believe,” “continue,” “could,” “should,” “estimate,” “expect,” “forecast,” “goal,” “hope,” “intend,” “may,” “plan,” “project,” “potential,” “seek,” “strive,” “target,” “will,” “would,” or similar words, although not all forward-looking statements contain these identifying words. Each forward-looking statement contained in this press release is inherently subject to risks, uncertainties and potentially inaccurate assumptions that could cause actual results to differ materially from those expressed or implied by such statement. We cannot guarantee that the results and other expectations expressed, anticipated or implied in any forward-looking statement will be realized. Applicable risks and uncertainties include, among others, execution of buying strategy and inventory management; customer trends and preferences; competition; various marketing efforts; operational and business expansion; management of large size and scale; merchandise sourcing and transport; international trade and tariff policies; data security and maintenance and development of information technology systems; labor costs and workforce challenges; personnel recruitment, training and retention; corporate and retail banner reputation; evolving corporate governance and public disclosure regulations and expectations with respect to environmental, social and governance matters; expanding international operations; fluctuations in quarterly operating results and market expectations; inventory or asset loss; cash flow; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; real estate activities; economic conditions and consumer spending; market instability; severe weather, serious disruptions or catastrophic events; disproportionate impact of disruptions during the fiscal year; commodity availability and pricing; fluctuations in currency exchange rates; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; outcomes of litigation, legal proceedings and other legal or regulatory matters; quality, safety and other issues with our merchandise; tax matters; and other factors set forth under Item 1A of our most recent Annual Report on Form 10-K, as well as other information we file with the Securities and Exchange Commission ( “SEC”).

We caution investors, potential investors and others not to place considerable reliance on the forward-looking statements contained in this release. You are encouraged to read any further disclosures we may make in our future reports to the SEC, available at www.sec.gov, on our website, or otherwise. Our forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update or revise any of these statements, unless required by law, even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Millions Except Per Share Amounts)

	Thirteen Weeks Ended	Fourteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Net sales	$16,350	$16,411	$56,360	$54,217
Cost of sales, including buying and occupancy costs	11,371	11,528	39,112	37,951
Selling, general and administrative expenses	3,132	3,094	10,946	10,469
Interest (income) expense, net	(42)	(54)	(181)	(170)
Income before income taxes	1,889	1,843	6,483	5,967
Provision for income taxes	491	440	1,619	1,493
Net income	$1,398	$1,403	$4,864	$4,474
Diluted earnings per share	$1.23	$1.22	$4.26	$3.86
Cash dividends declared per share	$0.375	$0.3325	$1.50	$1.33
Weighted average common shares – diluted	1,138	1,152	1,142	1,159

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	February 1, 2025	February 3, 2024
Assets
Current assets:
Cash and cash equivalents	$5,335	$5,600
Accounts receivable and other current assets	1,235	1,099
Merchandise inventories	6,421	5,965
Total current assets	12,991	12,664
Net property at cost	7,346	6,571
Operating lease right of use assets	9,641	9,396
Goodwill	94	95
Other assets	1,677	1,021
Total assets	$31,749	$29,747
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$4,257	$3,862
Accrued expenses and other current liabilities	5,115	4,969
Current portion of operating lease liabilities	1,636	1,620
Total current liabilities	11,008	10,451
Other long-term liabilities	1,050	924
Non-current deferred income taxes, net	156	148
Long-term operating lease liabilities	8,276	8,060
Long-term debt	2,866	2,862

Shareholders’ equity	8,393	7,302
Total liabilities and shareholders' equity	$31,749	$29,747

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	February 1, 2025	February 3, 2024
Cash flows from operating activities:
Net income	$4,864	$4,474
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,104	964
Deferred income tax provision (benefit)	28	(7)
Share-based compensation	183	160
Changes in assets and liabilities:
(Increase) in accounts receivable and other assets	(57)	(3)
(Increase) in merchandise inventories	(539)	(145)
(Increase) decrease in income taxes recoverable	(10)	60
Increase in accounts payable	448	64
Increase in accrued expenses and other liabilities	197	489
(Decrease) in net operating lease liabilities	(12)	(18)
Other, net	(90)	19
Net cash provided by operating activities	6,116	6,057
Cash flows from investing activities:
Property additions	(1,918)	(1,722)
Purchase of equity investments	(551)	—
Purchase of investments	(35)	(28)
Sales and maturities of investments	27	33
Net cash (used in) investing activities	(2,477)	(1,717)
Cash flows from financing activities:
Repayment of debt	—	(500)
Payments for repurchase of common stock	(2,513)	(2,484)
Proceeds from issuance of common stock	366	285
Cash dividends paid	(1,648)	(1,484)
Other	(43)	(32)
Net cash (used in) financing activities	(3,838)	(4,215)
Effect of exchange rate changes on cash	(66)	(2)
Net (decrease) increase in cash and cash equivalents	(265)	123
Cash and cash equivalents at beginning of year	5,600	5,477
Cash and cash equivalents at end of period	$5,335	$5,600

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Millions)

	Thirteen Weeks Ended	Fourteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Net sales:
In the United States:
Marmaxx	$9,971	$10,037	$34,604	$33,413
HomeGoods	2,851	2,805	9,386	8,990
TJX Canada	1,450	1,468	5,189	5,046
TJX International	2,078	2,101	7,181	6,768
Total net sales	$16,350	$16,411	$56,360	$54,217
Segment profit:
In the United States:
Marmaxx	$1,400	$1,351	$4,895	$4,597
HomeGoods	342	314	1,021	861
TJX Canada	170	183	703	715
TJX International	151	174	422	332
Total segment profit	2,063	2,022	7,041	6,505
General corporate expense	216	233	739	708
Interest (income) expense, net	(42)	(54)	(181)	(170)
Income before income taxes	$1,889	$1,843	$6,483	$5,967

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

1.During the fourth quarter ended February 1, 2025, the Company returned $1.3 billion to shareholders. The Company repurchased and retired 6.9 million shares of its common stock at a cost of $853 million and paid $421 million in shareholder dividends. During the twelve months ended February 1, 2025, the Company returned $4.1 billion to shareholders. The Company repurchased and retired 22.3 million shares of its common stock at a cost of $2.5 billion and paid $1.6 billion in shareholder dividends. In February 2025, the Company announced that the Board of Directors had approved a new stock repurchase program that authorizes the repurchase of up to an additional $2.5 billion of TJX common stock from time to time, with $1.1 billion still remaining as of February 1, 2025 under the existing stock repurchase program.

2.During the fourth quarter ended February 1, 2025, the Company completed its 35% ownership stake investment in Brands for Less (“BFL”) for $358 million, which includes a purchase price of $344 million and acquisition costs of $14 million.

3.During the third quarter ended November 2, 2024, the Company completed its investment in the joint venture with Grupo Axo, S.A.P.I. de C.V. (Axo) for a 49% interest in Multibrand Outlet Stores, S.A.P.I. de C.V., Axo’s off-price, physical store business for $193 million, which includes a purchase price of $179 million and acquisition costs of $14 million.